Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-120947) and related Prospectus of ANADIGICS, Inc. for the registration of $38,000,000 of its 5% Convertible Senior Notes Due 2009 and 9,844,557 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2004 (except for the fourth paragraph of Note 13, as to which the date is February 6, 2004), with respect to the consolidated financial statements and schedule of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

MetroPark, New Jersey
January 27, 2005